Exhibit 99.1

CONTACT
Robert R. Foley
Chief Financial Officer
(212) 297-1000
or
Michelle M. Le Roy
Investor Relations
(212) 297-1000

FOR IMMEDIATE RELEASE	DRAFT 2/28/2005 8:25 PM

Gramercy Capital Corp. Closes

$58.6 Million First Mortgage Loan

NEW YORK, N.Y. — March 2, 2005 — Gramercy Capital Corp. (NYSE: GKK) (the “Company”) announced today that it has invested in a $58.6 million loan secured by a first mortgage on a portfolio of three office buildings located in San Jose, California. The properties comprise approximately 454,000 rentable square feet. The investment matures in 24 months, with three one-year extension options, and bears interest at a rate that floats above LIBOR. The Company’s investment is secured by a cross-collateralized and cross-defaulted lien on the three properties.

The portfolio was recently acquired by a joint venture between Page Mill Properties, L.P., an investment fund sponsored by Divco West Properties, and a large institutional investor based in California. The initial amount funded under the loan commitment was approximately $27.4 million and was used to fund a portion of the purchase price of the properties. The unfunded commitment amount of $31.2 million will be used primarily to fund certain capital costs necessary to lease the buildings.

Gramercy Capital Corp. is a specialty finance company that lends to commercial property owners throughout the United States. The Company specializes in the origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans and preferred equity investments. The Company has a market equity capitalization of approximately $414 million. Since its initial public offering in August 2004, the Company has originated or invested in more than $550 million of financings, consisting primarily of subordinate mortgage participations and whole loans.

Forward-Looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.